EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of the 1st day of October 2000, by and between AQUA CARE SYSTEMS, INC., a Delaware corporation (the "Company"), and NORMAN J. HOSKIN ("HOSKIN").

                                    RECITALS:

         A. The Company is presently engaged in the design, engineering, manufacturing, assembly, sales, marketing, distribution and service of filtration systems and products, flow control systems and products, water filtration and purification products (which together with all other businesses that the Company may own or operate during the term, or any extended term, of this Agreement shall collectively be the "Business");

         B. HOSKIN has served as President and Chief Executive Officer of the Business, since February 2000;

         C. The Company believes that it is in the best interest of the Company to continue to employ HOSKIN as the Company's President and Chief Executive Officer and assure HOSKIN of a secure minimum compensation and to diminish the inevitable distraction of HOSKIN that may result in the event of the possibility, threat or occurrence of a Change of Control (as defined below) by providing for certain compensation arrangement upon a Change of Control.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

         1. Recitations. The above recitations are true and correct and are incorporated herein by this reference.

         2. Position of Employment. The Company hereby continues to employ HOSKIN as President and Chief Executive Officer of the Business commencing as of the Commencement Date (as defined in Section 3.1 herein).

                  2.1. Performance of Duties. HOSKIN shall perform such duties as are usually performed by a President and Chief Executive Officer of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time to time by the Company's board of directors which are reasonable and consistent with the Company's operations, taking into account HOSKIN's expertise and job responsibilities. HOSKIN shall report directly to the Board of Directors, or any committee thereof, of the Company regarding implementation of all policy matters. All actions of HOSKIN shall be subject and subordinate to the review and approval of the Board of Directors. The Board of Directors shall be the final and exclusive arbiter of all policy decisions relative to the Company's Business.

                  2.2. Board Membership. During the term of this Agreement, the Company shall use its best efforts to nominate and cause HOSKIN's election to the Company's Board of

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Directors. The parties hereto acknowledge that HOSKIN is currently serving as
Chairman of the Board of the Company.

                  2.3. Devotion of Time. During the term of this Agreement, HOSKIN agrees to devote sufficient time and attention during normal business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to HOSKIN and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. During this Agreement, it shall not be a violation of this Agreement for HOSKIN to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments or companies in which personal investments are made, so long as such activities do not interfere with the performance of HOSKIN's responsibilities with the Company and such companies are not in competition with the Company. Any income received by HOSKIN outside the scope of his employment and permitted pursuant to the provisions hereof, shall inure to the benefit of HOSKIN, and the Company shall not claim any entitlement thereto.

                  2.4. Location of Employment. Unless otherwise agreed by HOSKIN, HOSKIN's principal place of employment shall be in a mutually agreeable location and facility within Broward or Palm Beach Counties, Florida.

                  2.5. Working Facilities. During the term of this Agreement, the Company shall furnish, at his principal place of employment, an office, furnishings and such other facilities and personnel commensurate and suitable to his position and adequate for the performance of his duties hereunder.

         3. Term of Employment.

                  3.1. Term of Employment. This Agreement shall begin as of October 1, 2000 (the "Commencement Date") and end on September 30, 2002, subject to extension or earlier termination as otherwise set forth in this Agreement.

                  3.2. Termination of Employment by the Company for Cause. The Company may terminate HOSKIN's employment immediately for "Cause" (as defined herein). For the purposes of this Agreement, "Cause" shall be defined as:

                           (a) a material default or breach by HOSKIN of any of
the provisions of this Agreement;

                           (b) actions by HOSKIN constituting fraud,
embezzlement or dishonesty;

                           (c) furnishing materially false, misleading, or
omissive information to the Company's Board of Directors or any committee thereof;

                           (d) actions constituting a breach of the
confidentiality of the Business and/or trade secrets of the Company;

                           (e) willful failure to follow reasonable and lawful
directives of the Company's Board of Directors.

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         Upon termination for Cause, the Company shall not be liable for payment of any further compensation, other than Base Salary accrued prior to the effective date of such termination and such benefits HOSKIN would be entitled to as mandated under the Comprehensive Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Notwithstanding any termination pursuant to this Section 3.2, the provisions of Section 6 and 7 of this Agreement shall remain in full force and effect.

                  3.3. Termination Without Cause. Except following a Change of Control (as defined in Section 3.6 herein), the Company shall have the right to terminate this Agreement without Cause on thirty (30) days written notice, subject to a cash payment by the Company in an amount equal to the greater of
(i) Base Salary payments HOSKIN would otherwise have received had his employment continued for the remainder of this Agreement, or (ii) one year's Base Salary then in effect. In the event the Company terminates this Agreement following a Change of Control, the Company shall pay to HOSKIN three times the sum of (A) Base Salary then in effect, and (B) his last bonus, if any. The payment required herein shall be paid in twelve (12) equal monthly installments on the first day of each month commencing the first day of the month following termination. During such twelve month period, HOSKIN shall be entitled to participate in maintain all employee benefit plans (including but not limited to life insurance plans, group hospitalization, health, dental care, profit sharing and pension, and other benefit plans) to which he was participating as of the date of termination. The Company shall pay all expenses for such employee benefits to be paid by the Company for such period.

                  3.4. Termination Upon Death. This Agreement shall be automatically terminated upon the date of HOSKIN's death, except that the Company shall be obligated to continue to pay to HOSKIN's estate Base Salary for a period of three (3) months following HOSKIN's death. The Base Salary shall be payable in regular payroll installments over the three (3) month period.

                  3.5. Termination by HOSKIN. HOSKIN may terminate this Agreement upon thirty (30) days written notice after the occurrence of a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period. Such notice shall set forth in reasonable detail the facts underlying the default. If HOSKIN terminates this Agreement under this Section 3.5, HOSKIN shall be entitled to payment by the Company of the greater of (i) the Base Salary payments HOSKIN would have received had his employment continued for the remaining term of this Agreement, or (ii) one year's Base Salary then in effect. The payment required pursuant to this Section
3.5 shall be paid in one lump cash payment within ten (10) days following the effective date of termination. During the twelve month period following the date of termination in accordance with this Section 3.5, HOSKIN shall be entitled to participate in maintain all employee benefit plans (including but not limited to life insurance plans, group hospitalization, health, dental care, profit sharing and pension, and other benefit plans) to which he was participating as of the date of termination. All expenses associated with such employee benefit plans shall be paid by the Company for such period.

                  3.6. Termination by HOSKIN Upon Change of Control. HOSKIN may terminate this Agreement upon thirty (30) days written notice at any time within six (6) months following the occurrence of a "Change of Control." Upon such termination HOSKIN shall be entitled to a severance payment in an amount equal to two times the sum of (A) Base Salary then in effect, and (B) his last bonus, if any. The payment required pursuant to this Section 3.6 shall be paid in one lump cash payment within ten (10) days following the effective date of termination. During the twelve month period following the date of termination in accordance with this Section 3.6, HOSKIN shall be entitled to participate in maintain all employee benefit plans (including but not limited to life

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insurance plans, group hospitalization, health, dental care, profit sharing and pension, and other benefit plans) to which he was participating as of the date of termination. All expenses associated with such employee benefit plans shall be paid by the Company for such period. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                           (a) The acquisition by any person, entity or "group"
within the mean of 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty (20%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                           (b) If the individuals who serve on the Company's
Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, any person who becomes a director subsequent to the Commencement Date, whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then compiling the Incumbent Board, shall for purposes of this Agreement be considered as if such person was a member of the Incumbent Board; or

                           (c) Approval by the Company's stockholders of (i) a
merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

         Notwithstanding anything herein to the contrary, the definition of "Change of Control" contained in Section 3.6(a) shall not apply to (i) any person, entity or "group" existing as of the Commencement Date which owns in excess of twenty (20%) percent of the outstanding shares of Company's common stock on such date so long as (x) such person, entity or "group" does not change its composition following October 1, 2000 or (y) such person, entity or "group" does not acquire in excess of thirty (30%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) any person, entity or "group" which acquires such securities directly from the Company following approval of a majority of the Incumbent Board with full knowledge that such acquisition of securities would increase that person's, entity's or "group's" ownership to in excess of twenty (20%) percent.

                  3.7. Automatic Extension. This Agreement shall be automatically extended for successive two (2) year periods at the end of the initial and each extended term thereafter, unless either party provides written notice of termination to the other party at least one hundred twenty (120) days prior to the expiration of the initial or such extended term, respectively.

         4. Compensation.

                  4.1. Salary. In consideration for the services to be provided by HOSKIN pursuant to this Agreement, the Company shall pay to HOSKIN a base salary at the annual rate of $125,000 ("Base Salary"), payable in cash in installments consistent with the Company's normal payroll schedule in effect from time to time, subject to applicable withholding and other taxes.

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                  4.2. Cost of Living Increase. Commencing on January 1, 2002
and on January 1 of each year thereafter during the initial and any extended term hereof , Base Salary shall be increased by the greater of (i) six (6%) percent of then existing Base Salary, or (ii) the percentage increase, if any, of the consumer price index for Urban Wage Earners and Clerical Workers (Greater Metropolitan Miami area; all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor. The Company's Board of Directors shall have the discretion to grant increases in Base Salary in excess of the amounts provided herein.

                  4.3. Bonus. Prior to the commencement of each fiscal year, the Company's Board of Directors shall approve a budget for the operation of the Business for the succeeding fiscal year. HOSKIN shall be entitled to receive a bonus equal to 50% percent of his Base Salary then in effect upon the achievement of the net income number established in the budget for such fiscal year. In addition, the Board of Directors or the Compensation Committee of the Board of directors shall consider and approve incentive compensation goals or standards for HOSKIN for the determination of an additional bonus or other incentive compensation of up to 50% of his Base Salary then in effect. The bonuses, if any, shall be paid within 120 days after the Company's fiscal year end. Notwithstanding anything herein to the contrary, the Board of Directors may pay a bonus in excess of the amount earned pursuant to such incentive compensation package.

                  4.4. Stock Options. Effective the Commencement Date, the Company shall cause to be granted to HOSKIN, options to purchase an aggregate of 50,000 shares of the Company's common stock, $.001 par value, subject to and on the terms set forth herein (the "Options"). The exercise price of such Options shall be the closing sale price of such common stock on the last business day preceding the Commencement Date. Such Options granted to HOSKIN shall have a term of ten (10) years. All Options so granted shall have a vesting schedule of fifty percent (50%) on the first anniversary of the Commencement Date and fifty percent (50%) on the second anniversary of the Commencement Date. Vesting of Options shall immediately accelerate upon an event of Change of Control as defined in Section 3.6 herein. In addition, HOSKIN shall be eligible from time to time to receive grants of stock options, under a stock option plan or otherwise, in such amounts and at such times as determined by the Board of Directors or any committee thereof. All terms of the options shall be subject to and determined by the stock option plans, or the Board of Directors if no plan is then in effect.

                  4.5. Additional Benefits.

                           4.5.1. Vacation. HOSKIN shall be entitled to three
(3) weeks paid vacation during each twelve month period during the term of this Agreement. In addition, HOSKIN shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Company's Board of Directors.

                           4.5.2. Automobile Expenses. During the term of this
Agreement, the Company shall provide HOSKIN with the full and exclusive use of an automobile commensurate with his position with the Company or, in lieu thereof, at the option of the Company an automobile allowance of $600 per month. The provisions of an automobile or automobile allowance, as the case may be, shall be discontinued upon termination of this Agreement, regardless of the reason for termination.

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                           4.5.3. Reimbursement of Expenses. HOSKIN is
authorized to incur reasonable traveling and other expenses in connection with the Business and in performance of his duties under this Agreement. HOSKIN shall be reimbursed by the Company for all Business expenses which are reasonably incurred by HOSKIN. All reimbursable travel expenses shall be in accordance with reasonable policy established from time to time by the Company's Board of Directors.

                           4.5.4. Participation in Employee Benefit Plans.
HOSKIN shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any employee benefit plan (including but not limited to life insurance plans, stock option plans, group hospitalization, health, dental care, profit sharing and pension, and other benefit plans), as may be adopted or amended by the Company from time to time.

                           4.5.5. Additional Benefits. HOSKIN shall receive any
such additional benefits that any other executive officer may receive during the term of this Agreement at the reasonable discretion of the board of directors.

         5. Disability.

                  5.1. Disability. In the event that HOSKIN shall become mentally or physically Disabled (as hereinafter defined) so as to be unable to fully perform his duties herein, HOSKIN shall continue to receive his monthly Base Salary for each of the first six (6) months or any part thereof of any continuous Disability, less any amounts received by him under any disability insurance paid for by Company. If, upon the expiration of six (6) months of continuous Disability, HOSKIN remains incapacitated (hereinafter "Permanent Disability"), the Company shall have the right to immediately terminate this Agreement. Upon termination, HOSKIN shall only be entitled to receive such disability payments as may be provided in any disability policy maintained on his behalf, if any.

                  5.2. Insurance. The Company shall maintain and keep in force insurance policies covering the long and short-term disability of HOSKIN in amounts sufficient to satisfy the purposes of this Section 5.

                  5.3. Definition of Disability. Disability for the purposes of this Article shall mean the inability of HOSKIN to perform his duties as described herein determined pursuant to any disability policies maintained by the Company or HOSKIN or if none as determined by a physician mutually agreed upon by the Company and HOSKIN.

         6. Representation by HOSKIN. HOSKIN hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause an insurance company to reject an application by HOSKIN for life insurance or for accident, sickness or disability insurance.

         7. Confidentiality and Non-Disclosure of Information.

                  7.1. Confidentiality. HOSKIN shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone, without the Company's prior written consent, any knowledge or information with respect to any confidential or secret aspect of the Business including but not limited to, information relating to identity and description of services;

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purchaser's costs; pricing, design and development; customers and prospects; marketing; selling; and other services ("Confidential Information").

                  7.2. Ownership of Information. HOSKIN recognizes that all Confidential Information and copies or reproductions thereof, relating to the Company's operations and activities made or received by HOSKIN in the course of his employment are the exclusive property of the Company and HOSKIN holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such Confidential Information, which if lost or used by HOSKIN outside the scope of his employment, could cause irreparable and continuing injury to the Company's Business for which there may not be an adequate remedy at law.

                  7.3. Material Breach. Any material breach of the terms of this paragraph by HOSKIN shall be deemed a material breach of this Agreement. HOSKIN acknowledges that compliance with the provisions of this Section 7 is necessary to protect the goodwill and other proprietary interests of the Company and is a material condition of employment.

         8. Restrictive Covenant. As an inducement to cause the Company to enter into this Agreement, HOSKIN covenants and agrees that during his employment and, for a period of twelve (12) months after he ceases to be employed by Company, regardless of the manner or cause of termination, except as limited in Section
8.7 below.

                  8.1. Restriction. He will not be an employee, agent, director, stockholder or owner (except of not more than a controlling interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firm, proprietorship, corporation, partnership, association, entity or venture primarily engaged in a similar business as the Business (a "Competing Business") anywhere within the United States.

                  8.2. Solicitation of Business. He will not initiate any contact with, call upon, solicit Business from, sell or render services to any customer of the Company with respect to a Competing Business anywhere within the United States or purchase from any supplier or potential supplier any materials for same and HOSKIN shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                  8.3. Solicitation of Employees. He will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant of any Competing Business anywhere within the United States or in any individual or representative capacity for solicit, directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company for the purpose of causing said officer, sales person, agent or other employee to terminate employment with the Company and be employed by such Competing Business.

                  8.4. Material Violation. A violation of this Section 8 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 12 herein. HOSKIN acknowledges and agrees that proof of one such personal solicitation by HOSKIN of a customer, supplier or employee, shall constitute absolute and conclusive evidence that HOSKIN has substantially and materially breached the provisions of this Agreement.

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                  8.5. Other Employment. HOSKIN HEREBY ACKNOWLEDGES AND
UNDERSTANDS THIS AGREEMENT INHIBITS HOSKIN"S ABILITY TO WORK FOR THE SAME KIND OF BUSINESS FOR A PERIOD OF ONE (1) YEAR AFTER THE END OF HOSKIN'S EMPLOYMENT WITH THE COMPANY. It is understood by and between the parties that the foregoing covenants set forth in Sections 7 and 8 are essential elements of this Agreement, and that, but for the agreement of HOSKIN to comply with such covenants, the Company would not have entered into this Agreement. HOSKIN acknowledges and confirms that the length of the term and the geographic restrictions contained in this Section 8 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. HOSKIN further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in Sections 7 and 8 will not cause any undue hardship, financial or otherwise and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his ability on terms fully acceptable to him. HOSKIN further acknowledges that his knowledge of the Company's Business is such as would cause the Company serious injury and loss if he were to use such ability and knowledge to the benefit of a competitor or were he to compete with the Company.

                  8.6. Severability. In the event that any court of competent jurisdiction shall hold the time or territory contained in this Section 8 to constitute an unreasonable restriction upon HOSKIN, HOSKIN agrees that the provisions of this Section 8 shall not be rendered void but shall apply as to time and territory as such court may judicially determine or indicates is a reasonable restriction under the circumstances involved.

                  8.7. Default on Severance Payments. If the Company breaches any requirement of this Agreement for any payments required to be made as a result of the termination of this Agreement, in addition to any other remedy to which HOSKIN may be entitled, the Company shall not be entitled to enforce the provisions of this Section 8. The provisions of this Section 8.7 shall not be deemed an election of remedies by HOSKIN or satisfaction of any obligation for payments by the Company pursuant to any other term herein.

         9. Rights to Work Product. HOSKIN agrees that all work performed by HOSKIN pursuant hereto shall be the sole and exclusive property of the Company, in whatever stage of development or completion. With respect to any copyrightable works prepared in whole or in part by HOSKIN pursuant to this Agreement, including compilations of lists or data, HOSKIN agrees that all such works will be prepared as "work-for-hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"), of which the Company shall be considered the "author" within the meaning of the Act. In the event (and to the extent) that such works or any part or element thereof is found as a matter of law not to be a "work-for-hire" within the meaning of the Act, HOSKIN hereby assigns to the Company the sole and exclusive right, title and interest in and to all such works, and all copies of any of them, without further consideration, and agrees to the extent reasonable under the circumstances, to cooperate with the Company to register, and from time to time to enforce, all patents, copyrights and other rights and protections relating to such works in any and all countries. To that end, HOSKIN agrees to execute and deliver all documents requested by the Company in connection therewith, and HOSKIN hereby irrevocably designates and appoints the Company as HOSKIN's agent and attorney-in-fact to act for and on behalf of HOSKIN and in HOSKIN's stead to execute, register and file any such applications, and to do all other lawfully permitted acts to further the registration, protection and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by HOSKIN. The Company shall

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reimburse HOSKIN for all reasonable costs and expenses incurred by HOSKIN pursuant to this Section 9.

         10. Business Opportunities. During the term of this Agreement, HOSKIN agrees to bring all business opportunities to the Company relating to or otherwise associated with the Business or businesses then conducted by the Company or any affiliate thereof, or business or businesses proposed to be conducted by the Company or any such affiliate in the future. HOSKIN further agrees not to pursue any such business opportunity or opportunities for his own account or for the account of any third party irrespective of the Company's decision to exploit or not to exploit any such business opportunity.

         11. Employee's Right to Contract. HOSKIN represents and warrants to the Company (i) that this Agreement constitutes his valid and binding obligation, enforceable against him in accordance with its terms; (ii) that neither the execution nor the delivery of this Agreement nor the performance by him of any of his covenants hereunder will constitute a default under any contract, agreement or obligation to which he is a party or by which he or any of his properties is bound; (iii) that there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or (to the best of his knowledge) threatened which could adversely affect the validity or enforceability of this Agreement or his obligation or ability to perform his obligations hereunder; and (iv) that no consent, approval or authorization of, or notification to, any governmental entity or any other person is required in connection with the execution, delivery or performance of this Agreement by him.

         12. Remedies. HOSKIN hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:

                  12.1. Injunctive Relief. Company may suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. HOSKIN agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to it, Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without the requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                  12.2. Monetary Damages. Any and all of Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which Company may have at law or in equity including, but not limited to, the right to monetary damages.

         13. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

         14. Indemnification. Company agrees to indemnify HOSKIN for any and all liabilities to which he may be subject as a result of his service to the Company as an officer, director, or agent or of any other enterprise in which he serves at the request of the Company, or otherwise

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as a result of his employment hereunder, including all expenses, including legal fees and costs of counsel of HOSKIN's choice, incurred as a result of any proceedings brought or threatened against HOSKIN, to the fullest extent permitted by law. Counsel's fees, to the fullest extent permitted by law, shall be paid by the Company in advance of any final disposition of a proceeding upon receipt of an undertaking by HOSKIN that he will repay such fees if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification. The Company will use its best efforts to obtain and keep in force adequate director and officer liability insurance during the term of this Agreement and for of period of six (6) years thereafter.

         15. Successors and Assigns.

                  15.1. Successors. This Agreement shall be binding upon the parties hereto and their successors and assigns.

                  15.2. Assumption. The Company shall require any successor of the Company, by an agreement in form and substance satisfactory to HOSKIN, to expressly assume and agree to be bound by the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had occurred. Company shall be in material breach of this Agreement if any such successor fails to expressly assume or otherwise agree to guaranty performance of this Agreement to the extent Company was obligated prior to any succession.

                  15.3. Assignment. Except as expressly stated in Section 15.1 above, this Agreement shall be non-assignable by either the Company or HOSKIN without the written consent of the other party, it being understood that the obligations and performance of this Agreement are personal in nature.

         16. Notice. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (i) hand-delivered, (ii) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, or
(iii) through a nationally recognized overnight courier, or (iv) via facsimile, to the party at their addresses below:

               Company:           Aqua Care Systems, Inc.
                                  11820 N. W. 37th Street
                                  Coral Springs, Florida 33065
                                  Attention: George J. Overmeyer, Vice President

               with a copy to:    Bryan W. Bauman, Esq.
                                  Wallace, Bauman, Legon, Fodiman,
                                  Ponce & Shannon, P.A.
                                  1200 Brickell Avenue, Suite 1720
                                  Miami, Florida 33131

               HOSKIN:            Norman J. Hoskin
                                  21825 Town Place Drive
                                  Boca Raton, Florida 33433

or such other address given by such party to the other party at any time hereafter.

         17. Entire Agreement. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof.

         18. Amendment. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

         19. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

         20. Waiver. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

         21. Captions. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

         22. Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

         23. Governing Law. This Agreement shall be governed by the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       AQUA CARE SYSTEMS, INC., a Delaware
                                       corporation

                                       By:
                                          --------------------------------------
                                                 GEORGE J. OVERMEYER,
                                                   Vice President



                                          --------------------------------------
                                                   NORMAN J. HOSKIN

                                      -11-